Exhibit 10.1
Amendment No. 1
to the
CIGNA LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective as of April 28, 2010)
Under Article 14 of the CIGNA Long-Term Incentive Plan (Amended and Restated Effective as of April 28, 2010) (the “LTIP”), the LTIP is amended, effective on April 28, 2010, immediately following the adoption of the LTIP by CIGNA Corporation shareholders, as follows:
Article 15 of the Plan is amended by adding new Section 15.5 at the end, to read as follows:
15.15 Limitation under the CIGNA Executive Severance Benefits Plan. If some or all of a Participant’s awards or rights under this Plan, including without limitation, the accelerated vesting of a Participant’s outstanding Restricted Stock, Options or SARs in the event of a Termination Upon a Change of Control and the payment of Strategic Performance Units or Strategic Performance Shares under Section 10.6(d), (e) and (f), are required to be cancelled, limited or reduced under the CIGNA Executive Severance Benefits Plan (the “Executive Severance Plan”), then such reduction, limitation or cancellation shall be applied in the manner and to the extent determined under the Executive Severance Plan, notwithstanding any other provisions of this Plan. The limitations and reductions under this Section 15.15 shall apply to a Participant’s grants and awards made under the Prior Plan that remain outstanding as of the Restatement Date if the Participant consents to the application of this Section to such grants and awards.